Table of Contents & Auto Paragraph Numbering is used. If you insert any new sections, please make sure you use the correct codes.ASSET PURCHASE AGREEMENT


DATED AS OF JULY 14, 1998

BY AND BETWEEN

CHOCK FULL O' NUTS CORPORATION

AND

PARK, L.P.

TABLE OF CONTENTS


	Page
	RECITAL	  1

ARTICLE 1	PURCHASE AND SALE OF ASSETS	  1
	Section 1.1.	Assets	  1
	Section 1.2.	Excluded Assets	  2
	Section 1.3.	Limited Assumption of Liabilities	  3
	Section 1.4.	Licenses	  3
	Section 1.5.	Delivery of Equipment	  4

ARTICLE 2	CONSIDERATION AND MANNER OF PAYMENT	  4
	Section 2.1.	Purchase Price	  4
	Section 2.2.	Payment of Purchase Price	  5
	Section 2.3.	Determination of Inventory Cost Basis	  5
	Section 2.4.	Payment of Other Inventory Value	  6
	Section 2.5.	Payment of Finished Goods Value	  6
	Section 2.6.	Payment of Packaging Materials Value	  8
	Section 2.7.	Other Matters Regarding Inventory	 10
	Section 2.8.	Green Coffee Purchase Commitments	 10
	Section 2.9.	Calculation of Sysco Consideration	 11

ARTICLE 3	REPRESENTATIONS AND WARRANTIES OF SELLER	 13
	Section 3.1.	Organization; Good Standing	 13
	Section 3.2.	Authorization	 13
	Section 3.3.	Transaction Not a Breach	 13
	Section 3.4.	No Brokers or Finders	 14
	Section 3.5.	Absence of Changes or Events	 14
	Section 3.6.	Personal Property	 14
	Section 3.7.	Contracts	 14
	Section 3.8.	Compliance with Applicable Laws	 15
	Section 3.9.	Licenses and Permits	 15
	Section 3.10.	Health, Safety and Environment	 15
	Section 3.11.	Employee Benefit Plans	 15
	Section 3.12.	Litigation	 16
	Section 3.13.	Products	 16
	Section 3.14.	Intellectual Property	 16
	Section 3.15.	Customer; Suppliers; Adverse Conditions	 16
	Section 3.16.	Warranties	 16
	Section 3.17.	Labor	 16
	Section 3.18.	Financial Statements	 17
	Section 3.19.	Inventory	 17
	Section 3.20.	Disclosure	 17

ARTICLE 4	REPRESENTATIONS AND WARRANTIES OF BUYER	 17
	Section 4.1.	Company Organization	 17
	Section 4.2.	Authorization	 17
	Section 4.3.	Transaction Not a Breach	 18
	Section 4.4.	No Brokers or Finders	 18

ARTICLE 5	CLOSING	 18
	Section 5.1.	Closing	 18
	Section 5.2.	Deliveries by Seller	 18
	Section 5.3.	Deliveries by Buyer	 19

ARTICLE 6	INDEMNIFICATION	 20
	Section 6.1.	Indemnification by Seller	 20
	Section 6.2.	Indemnification by Buyer	 21
	Section 6.3.	Indemnification Procedure for Third Party Claims
	 21
	Section 6.4.	Failure to Give Timely Notice	 23
	Section 6.5.	Certain Limitations on Remedies	 23
	Section 6.6.	Fraud	 24
	Section 6.7.	No Set-Off	 24

ARTICLE 7	OTHER AGREEMENTS	 24
	Section 7.1.	Employees	 24
	Section 7.2.	Noncompetition	 25
	Section 7.3.	Assignment of Confidentiality Agreements	 26
	Section 7.4.	Collection of Accounts Receivable	 26

ARTICLE 8	MISCELLANEOUS	 26
	Section 8.1.	Notices	 26
	Section 8.2.	General Definitions	 27
	Section 8.3.	Entire Agreement	 28
	Section 8.4.	Counterparts	 28
	Section 8.5.	Third Parties	 28
	Section 8.6.	Expenses	 28
	Section 8.7.	Waiver	 28
	Section 8.8.	Survival	 29
	Section 8.9.	Governing Law	 29
	Section 8.10.	Assignments	 29
	Section 8.11.	Headings	 29
	Section 8.12.	Construction	 29
	Section 8.13.	Public Announcements	 29


	GLOSSARY OF DEFINED TERMS


"AC Humko"	Section 1.4
"Accountants"	Section 2.3(c)
"Adjusted MGC Price"	Section 2.8(c)(i)
"Affiliate"	Section 8.2
"Agreement"	Introduction
"Assets"	Section 1.1
"Assumed Contracts"	Section 1.1(e)
"Assumed Liabilities"	Section 1.3
"Audited Financial Statements"	Section 3.18
"Basket Exclusion"	Section 6.5(a)
"Business Unit"	Recital
"Business Unit Financials"	Section 3.18
"Buyer"	Introduction
"Buyer Indemnified Party"	Section 6.1
"CERCLA"	Section 8.2
"Closing"	Section 5.1
"Closing Date"	Section 5.1
"Customer Equipment"	Section 1.1(b)
"Defense Counsel"	Section 6.3(a)
"Defense Notice"	Section 6.3(a)
"Environmental and Safety Requirements"	Section 3.10(a)/8.2
"Equipment"	Section 1.1(c)
"Equipment Program Adjustment"	Section 2.9(d)
"Escrow Agreement"	Section 5.2(i)
"Estimated Finished Goods Value"	Section 2.2(a)
"Estimated Other Inventory Value"	Section 2.2(a)
"Estimated Packaging Goods Value"	Section 2.2(a)
"Excluded Assets"	Section 1.2
"Excluded Liabilities"	Section 1.3
"FG Escrow Amount"	Section 2.5(a)(i)(A)
"FG Overage Amount"	Section 2.5(a)(i)
"FG Value Excess"	Section 2.5(d)(i)
"Finished Goods Cost Basis"	Section 2.3(a)
"Finished Goods Inventory"	Section 2.3(a)
"Finished Goods Statement"	Section 2.5(b)
"Finished Goods Value"	Section 2.5(b)
"Fixed Green Coffee Price"	Section 2.8(a)
"GAAP"	Section 3.18
"Gilster"	Section 1.4
"Green Coffee Purchase Commitments"	Section 1.1(e)
"Green Coffee Statement"	Section 2.8(a)
"Hazardous Materials"	Section 8.2
"Indemnified Party"	Section 6.3(a)
"Indemnifying Party"	Section 6.3(a)
"Intellectual Property"	Section 1.1(f)
"Inventory"	Section 1.1(a)
"Inventory Locations"	Section 1.1(a)
"Inventory Statement"	Section 2.3(a)
"Licensees"	Section 1.4
"Licenses"	Section 1.4
"Liens"	Section 1.1
"Lockbox Documents"	Section 5.2(h)
"Losses"	Section 6.1
"Market Green Coffee Price"	Section 2.8(a)
"Material Adverse Effect"	Section 3.1
"Material Contracts"	Section 3.7
"ME Delivery Date"	Section 1.5(a)
"ME Notice"	Section 1.5(a)
"Non-Exclusive Proprietary Rights"	Section 1.4
"Other Inventory"	Section 2.3(a)
"Other Inventory Value"	Section 2.3(a)
"Packaging Materials Cost Basis"	Section 2.3(a)
"Packaging Materials Inventory"	Section 2.3(a)
"Packaging Materials Statement"	Section 2.6(b)
"Packaging Materials Value"	Section 2.6(b)
"Permitted Liens"	Section 8.2
"Person"	Section 8.2
"Pfingsten"	Section 7.2(a)
"PM Escrow Amount"	Section 2.6(a)(i)(A)
"PM Overage Amount"	Section 2.6(a)(i)
"PM Value Excess"	Section 2.6(d)(i)
"Post-Closing Sysco Volume"	Section 2.9(b)
"Pre-Closing Sysco Volume"	Section 2.9(a)
"Purchase Price"	Section 2.1
"RCRA"	Section 8.2
"Required Consents"	Section 3.7
"Restricted Business"	Section 7.2(a)
"Rules"	Section 3.3(a)
"Seller"	Introduction
"Seller Equipment Lease Receivables"	Section 1.2(vi)
"Seller Indemnified Party"	Section 6.2
"Sysco"	Section 1.1(d)
"Sysco Consideration"	Section 2.9(c)
"Sysco Equipment Lease Receivables"	Section 1.1(d)
"Term"	Section 7.2(a)
"Third Party Claim"	Section 6.3(a)
"Torbitt"	Section 1.4
"Torbitt Proprietary Rights"	Section 1.4
"Transaction Documents"	Section 1.3
"Transferred Employees"	Section 7.1(a)
"Transition Agreement"	Section 5.2(f)
"WARN"	Section 7.1(b)(iv)




	ASSET PURCHASE AGREEMENT


	THIS ASSET PURCHASE AGREEMENT (this "Agreement") is dated as of July 14, 1998, by and between CHOCK FULL O' NUTS CORPORATION, a New York corporation ("Buyer"), and PARK, L.P., an Illinois limited partnership ("Seller").


	RECITAL

	WHEREAS,    Seller desires to sell to Buyer, and Buyer desires to
purchase from Seller, substantially all of Seller's assets used in or relating to Seller's coffee, cappuccino, hot cocoa and leaf tea business (as more fully described in Section D of Seller's Confidential Offering Memorandum) which is operated at 511 Lake Zurich Road, Barrington, Illinois 60010 (the "Business Unit"), on the terms and conditions set forth herein.

	NOW, THEREFORE, in consideration of the mutual promises and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:



ARTICLE 1
PURCHASE AND SALE OF ASSETS

        Section 1.1. Assets. On the terms and subject to the conditions set forth in this Agreement, at the Closing (as defined herein), Seller agrees to sell, transfer and deliver to Buyer, free and clear of all liens, mortgages, charges, security interests, pledges or other encumbrances or adverse claims or interests of any nature ("Liens"), other than Permitted Liens, and Buyer agrees to purchase from Seller, all of Seller's right, title and interest in and to the following assets used or held in connection with the Business Unit (other than Excluded Assets) (collectively the "Assets"):

		(a)	Inventory.  All inventory of the Business Unit (the
"Inventory") which Inventory is located at the locations set forth on
Schedule 1.1(a) (the "Inventory Locations");

		(b)	Equipment at Customers.  All equipment owned by Seller
and located on the premises of any customer of Seller (but not including equipment relating to the Seller Equipment Lease Receivables as defined in Section 1.2(vi)), which equipment has been made available to such customer for use by such customer in its operations ("Customer
Equipment");

		(c)	Equipment.  The equipment used in the operation of the
Business Unit as set forth on Schedules 1.1(c)(1) and 1.1(c)(2) (the
"Equipment");

		(d)	Sysco Equipment Lease Receivables.  All equipment lease
receivables (the "Sysco Equipment Lease Receivables"), if any, due from Sysco Corporation ("Sysco");

		(e)	Contracts.  All purchase orders, customer commitments
and allowances, advertising agreements, purchase commitments for green coffee (the "Green Coffee Purchase Commitments"), and other contracts or commitments relating to the Business Unit, which are set forth on
Schedule 1.1(d) and all purchase orders, not exceeding $10,000 individually or $150,000 in the aggregate, to be performed within three
(3) months of the Closing Date relating to the Business Unit whether or not set forth on Schedule 1.1(d) (collectively, the "Assumed Contracts").
 Notwithstanding the foregoing, if any Green Coffee Purchase Commitments relate to green coffee which is accounted for as Other Inventory for the purposes of calculating the Other Inventory Value, such Green Coffee
Purchase Commitment shall not be deemed to be an Assumed Contract for purposes of this Agreement;

		(f)	Intellectual Property.  The intellectual property,
proprietary rights and related information set forth on Schedule 1.1(e) (the "Intellectual Property");

		(g)	all licenses and permits relating to the Business Unit
and/or the Assets;

		(h)	the goodwill of the Business Unit;

		(i)	all claims against third parties relating to items
included in the Assets, including, without limitation, unliquidated rights under manufacturer's and vendor's warranties; and

		(j)	all customer lists, supplier lists, production records
and other records relating to the Business Unit.

	Section 1.2.	Excluded Assets.  Notwithstanding anything to the
contrary herein, Seller shall not contribute, convey, assign, or transfer to Buyer, and Buyer shall not acquire, or make any payments or otherwise discharge any liability or obligation of Seller with respect to any assets (the "Excluded Assets") of Seller other than those specifically set forth in Section 1.1. Without limiting the generality of the forgoing, unless specifically set forth in Section 1.1, the following shall constitute Excluded Assets:

		(i)	all assets, contracts and rights of Seller used by
Seller primarily in connection with any line of business other than the Business Unit;

		(ii)	any tangible assets of Seller located at any location
other than 511 Lake Zurich Road, Barrington, Illinois (except for (a) the Inventory located at the Inventory Locations, (b) any Customer Equipment, and (c) any Equipment listed on Schedules 1.1(c)(1) or 1.1(c)(2);

		(iii)	all cash, cash equivalents and securities of Seller;

		(iv)	all bank and other depository accounts of Seller;

		(v)	all accounts and notes receivable of Seller;

		(vi)	the equipment lease receivables set forth on
Schedule 1.2(vi) (the "Seller Equipment Lease Receivables") and the equipment relating to the Seller Equipment Lease Receivables.

		(vii)	AS/400 and Honeywell computer systems and corresponding
software;

		(viii)	telephone system;

		(ix)	silos;

		(x)	the Obsolete Packaging Materials Inventory and the
Obsolete Finished Good Inventory (as such terms are defined in Schedule 2.3(b)); and

		(xi)	all corporate records and minute books of Seller.

	Section 1.3.	Limited Assumption of Liabilities.  Notwithstanding
anything to the contrary contained in this Agreement or any agreement, document, certificate or instrument being delivered pursuant to this Agreement (collectively, the "Transaction Documents"), and regardless of whether such liability is disclosed in this Agreement, in any of the Transaction Documents or on any Schedule hereto or thereto, Buyer will not assume, agree to pay, perform or discharge or in any way be responsible for any debts, liabilities or obligations of the Business
Unit or Seller of any kind or nature whatsoever, whether fixed or unfixed, known or unknown, asserted or unasserted, choate or inchoate, liquidated or unliquidated, or secured or unsecured, including, without limitation, any liabilities whatsoever relating, directly or indirectly, to any Assets, any existing loans to Seller, and any and all liabilities and obligations of Seller; all such liabilities and obligations not being assumed by Buyer are defined herein as the "Excluded Liabilities." Notwithstanding the forgoing, with respect to obligations to be performed under the Assumed Contracts after the Closing, Buyer will assume such obligations and liabilities relating thereto ("Assumed Liabilities").

	Section 1.4.	Licenses.  Buyer hereby acknowledges, that in
connection with the sale of Seller's assets used in or relating to Seller's food oil business and commercial bakery business, retail bakery business, and cold beverage, gelatin and pudding business, Seller has granted non-exclusive, royalty-free limited licenses (the "Licenses") to use certain of Seller's intellectual property as described on Schedule
1.4 (the "Non-Exclusive Proprietary Rights") to the following parties:
(i) AC Humko Corporation, a Delaware corporation ("AC Humko"), pursuant to an Asset Purchase Agreement, dated March 13, 1998, between Seller and AC-Humko, (ii) Gilster-Mary Lee Corporation, a Missouri corporation ("Gilster"), pursuant to an Asset Purchase Agreement, dated March 16, 1998, between Seller and Gilster, and (iii) The Torbitt & Castleman Corporation, a Kentucky corporation ("Torbitt," together with AC Humko and Gilster, collectively, the "Licensees"), pursuant to an Asset Purchase Agreement, dated May 29, 1998, between Seller and Torbitt. Buyer hereby agrees to recognize the Licenses and to take all reasonable steps necessary to maintain Buyer's right, title and interest in the Non-Exclusive Proprietary Rights, so as to ensure that Licensees continue to enjoy the Licenses. Furthermore, Buyer hereby agrees and acknowledges that if at any time Buyer decides to no longer maintain the Non-Exclusive Proprietary Rights granted to Torbitt as set forth on Schedule 1.4 ("Torbitt Proprietary Rights"), Buyer shall deliver written notice to Torbitt, specifying that Buyer no longer wishes to maintain such Torbitt Proprietary Rights and offering Torbitt the option to acquire the Torbitt Proprietary Rights at no cost to them.

	Section 1.5.	Delivery of Equipment.

		(a)	Buyer, in its sole discretion, shall advise Seller in
writing (the "ME Notice") of the date on which the Equipment is to be available for removal by Buyer (the "ME Delivery Date"); provided, however, that the ME Delivery Date (i) must be at least twenty (20) days after the date on which the ME Notice is given and (ii) must, in all events, be no later than December 20, 1998. Seller shall disassemble, where required, and pack for shipment to Buyer all Equipment. Such disassembly and packing shall be done in a workmanlike manner and in accordance with manufacturer's instructions therefore, if any. Seller and Buyer shall each pay 50% of the costs associated with the disassembly and packing of the Equipment set forth on Schedule 1.1(c)(1), and Buyer shall pay all of the costs associated with the disassembly and packing of the Equipment set forth on Schedule 1.1(c)(2). In the event Buyer has failed to remove any Equipment from Seller's premises by the earlier of
(i) twenty (20) days after the ME Delivery Date, or (ii) December 20,
1998, Seller may liquidate, sell or demolish such Equipment in connection with the demolition of its premises. Seller shall receive all proceeds, if any, from any such sale or liquidation, and Seller shall pay all costs and expenses associated with such demolition. Buyer and Seller agree that notwithstanding anything contained herein to the contrary, risk of loss and title to the Assets shall be transferred to Buyer effective as of the Closing.

		(b)	Seller shall be responsible for any damage to Equipment
occurring on account of Seller's negligence in the disassembly and packing thereof.

		(c)	At such time as the Equipment is ready for shipment,
Buyer shall, at its sole cost and expense, be responsible for the removal of all such Equipment from Seller's premises.

		(d)	Notwithstanding anything herein to the contrary, Buyer
shall not be entitled to take possession of the Equipment unless it has paid to Seller all amounts due, as of the ME Delivery Date, to Seller
(except for amounts being contested in good faith by Buyer) under the Transition Agreement, Section 2.2(b) hereof or Section 7.4 hereof.


ARTICLE 2
CONSIDERATION AND MANNER OF PAYMENT

	Section 2.1.	Purchase Price.  The aggregate purchase price for the
Assets and the covenant not to compete set forth in Section 7.2 hereof
(the "Purchase Price") shall be:

		(a)	the assumption of the Assumed Liabilities; and

		(b)	cash in the amount of $5,000,000; and

		(c)	cash in the amount of the Other Inventory Value
(determined as set forth in Sections 2.3 and 2.4); and

		(d)	cash in the amount of the Finished Goods Value
(determined as set forth in Sections 2.3 and 2.5); and

		(e)	cash in the amount of the Packaging Materials Value
(determined as set forth in Sections 2.3 and 2.6); and

		(f)	plus or minus cash in the amount set forth in
Section 2.8 relating to the Green Coffee Purchase Commitment adjustment;
and

		(g)	cash in the amount of the Sysco Consideration, if any,
as determined in accordance with Section 2.9.

The Purchase Price shall be allocated among the Assets and the covenant not to compete for all tax purposes as shall be mutually agreed to by Buyer and Seller, acting in good faith, within 90 days of the Closing Date.

	Section 2.2.	Payment of Purchase Price.  The Purchase Price shall be
paid as follows:

		(a)	on the Closing Date, Buyer shall deliver to Seller by
wire transfer an amount equal to the sum of (i) $5,000,000; plus (ii) an amount equal to $5,700,000 (the "Estimated Other Inventory Value"); plus
(iii) an amount equal to 92.5% of Seller's good faith estimate of the Finished Goods Value, which amount is $2,127,500 (the "Estimated Finished Goods Value"); plus (iv) an amount equal to 85% of Seller's good faith estimate of the Packaging Materials Value, which amount is $1,402,500
(the "Estimated Packaging Materials Value"); and

		(b)	the remainder of the Purchase Price, if any, shall be
paid by Buyer to Seller, or the reimbursement of Purchase Price, if any, shall be paid by Seller to Buyer, as provided in Sections 2.4, 2.5, 2.6,
2.8 and 2.9.

	Section 2.3.	Determination of Inventory Cost Basis.

		(a)	Delivery of Inventory Statement.  Within twenty (20)
days after the Closing Date, Seller shall deliver to Buyer the "Inventory Statement" setting forth (i) the value (the "Other Inventory Value") of the work-in-process and raw materials Inventory (including green coffee inventory) (the "Other Inventory"), (ii) the cost basis (the "Finished
Goods Cost Basis") of the finished goods Inventory (the "Finished Goods Inventory") and (iii) the cost basis (the "Packaging Materials Cost
Basis") of the packaging materials Inventory (the "Packaging Materials Inventory").

		(b)	Inventory Valuation Methodology.  The Other Inventory
Value, Finished Goods Cost Basis and Packaging Materials Cost Basis shall be determined as follows: (i) the Seller and Buyer jointly shall conduct a physical count of the Inventory on the Closing Date, and (ii) the Seller shall value the Other Inventory, Finished Goods Inventory and Packaging Materials Inventory in accordance with the method set forth on
Schedule 2.3(b) hereof, notwithstanding that such method may not be in accordance with generally accepted accounting principles.

		(c)	Dispute Resolution.  Within thirty (30) days after
receipt of the Inventory Statement from Seller, Buyer shall inform Seller whether Buyer has any exceptions to the Inventory Statement. During such thirty-day period, Buyer shall have the right to communicate with and to do on-site review of the work papers and other documents prepared by Seller in connection with the Inventory Statement and Buyer's employees and agents shall have access to employees of Seller and to all relevant books and records to the extent reasonably required in order to complete their review. Unless Buyer delivers to Seller within such thirty-day period a notice specifying in reasonable detail any such exceptions, the Other Inventory Value, Finished Goods Cost Basis and Packaging Materials Cost Basis shall be conclusive and binding on the parties hereto. If Buyer delivers to Seller a notice setting forth any such exceptions within such thirty-day period, Buyer and Seller shall promptly endeavor to resolve the matters set forth in such notice, and if Buyer and Seller fail to reach an agreement with respect to such matters on or before the fifteenth day after receipt by Seller of such notice from Buyer, then, as to any matters in dispute, Buyer and Seller shall refer such matter to Arthur Andersen L.L.C. (the "Accountants"), and the Accountants shall promptly make an independent determination of such matters as to which disagreement remains, which determination shall be conclusive and binding on the parties hereto (and the Other Inventory Value, Finished Goods Cost Basis and Packaging Materials Cost Basis shall be deemed to have been adjusted to reflect such determination) and, as so adjusted, shall constitute the Other Inventory Value, Finished Goods Cost Basis and Packaging Materials Cost Basis. The expenses of the Accountants shall be paid 50% by Buyer and 50% by Seller.

	Section 2.4.	Payment of Other Inventory Value.  Within five days
after the determination of the Other Inventory Value:

		(a)	if the Other Inventory Value is greater than the
Estimated Other Inventory Value, Buyer shall pay to Seller by wire transfer the amount of such excess; or

		(b)	if the Other Inventory Value is less than the Estimated
Other Inventory Value, Seller shall pay to Buyer by wire transfer the amount of such difference.

	Section 2.5.	Payment of Finished Goods Value.

		(a)	Escrow Deposit and Initial Payment.  Within five days
after the determination of the Finished Goods Cost Basis:

		(i)	If the Finished Goods Cost Basis is greater than the
Estimated Finished Goods Value, then such excess shall be referred to as the "FG Overage Amount" and:

                        (A) If the FG Overage Amount is greater than 7.5% of the Finished Goods Cost Basis (the "FG Escrow Amount"), Buyer shall pay into the Escrow Account (as defined in the Escrow Agreement) by wire transfer the FG Escrow Amount and shall pay to Seller by wire transfer the amount by which the FG Overage Amount exceeds the FG Escrow Amount;
or

			(B)	If the FG Overage Amount is less than the FG
Escrow Amount, Buyer shall pay into the Escrow Account by wire transfer the FG Overage Amount and Seller shall pay into the Escrow Account by wire transfer the amount by which the FG Escrow Amount exceeds the FG Overage Amount; or

			(C)	If the FG Overage Amount equals the FG Escrow
Amount, Buyer shall pay into the Escrow Account by wire transfer the FG Escrow Amount.

		(ii)	If the Finished Goods Cost Basis is less than the
Estimated Finished Goods Value, Seller shall pay into the Escrow Account by wire transfer the FG Escrow Amount and shall pay to Buyer by wire transfer the amount by which the Estimated Finished Goods Value exceeds the Finished Goods Cost Basis.

		(iii)	If the Finished Goods Cost Basis equals the Estimated
Finished Goods Value, Seller shall pay into the Escrow Account by wire transfer the FG Escrow Amount.

		(b)	Delivery of Finished Goods Statement.  No later than
February 15, 1999, Buyer shall deliver to Seller a statement (the
"Finished Goods Statement") setting forth the cost basis (based on the Finished Goods Cost Basis) of the Finished Goods Inventory used by Buyer up to and including January 31, 1999 (such amount being hereinafter referred to as the "Finished Goods Value").

		(c)	Dispute Resolution.  Within thirty (30) days after
receipt of the Finished Goods Statement from Buyer, Seller shall inform Buyer whether Seller has any exceptions to the Finished Goods Value. During such thirty-day period, Seller shall have the right to communicate with and to do on-site review of the work papers and other documents prepared by Buyer in connection with the Finished Goods Statement and Seller's employees and agents shall have access to employees of Buyer and to all relevant books and records to the extent reasonably required in order to complete their review. Unless Seller delivers to Buyer within such thirty-day period a notice specifying in reasonable detail any such exceptions, the Finished Goods Value shall be conclusive and binding on the parties hereto. If Seller delivers to Buyer a notice setting forth any such exceptions within such thirty-day period, Seller and Buyer shall promptly endeavor to resolve the matters set forth in such notice, and if Seller and Buyer fail to reach an agreement with respect to such matters on or before the fifteenth day after receipt by Buyer of such notice from Seller, then, as to any matters in dispute, Seller and Buyer shall refer such matter to the Accountants, and the Accountants shall promptly make an independent determination of such matters as to which disagreement remains, which determination shall be conclusive and binding on the parties hereto (and the Finished Goods Value shall be deemed to have been adjusted to reflect such determination) and, as so adjusted, shall constitute the Finished Goods Value. The expenses of the Accountants shall be paid 50% by Seller and 50% by Buyer.

		(d)	Disbursements from Escrow and Final Payments.  Within
five days of the determination of the Finished Goods Value:

		(i)	if (x) the Finished Goods Value is greater than (y)
the Finished Goods Cost Basis less the FG Escrow Amount, then the amount of such excess shall be referred to as the "FG Value Excess" and:

                        (A) if the FG Value Excess is greater than or equal to the FG Escrow Amount, the FG Escrow Amount shall be paid to Seller from the Escrow Account; or

			(B)	if the FG Value Excess is less than the FG
Escrow Amount, the FG Value Excess shall be paid to Seller from the Escrow Account and the amount by which the FG Escrow Amount exceeds the FG Value Excess shall be paid to Buyer from the Escrow Account.

		(ii)	if (x) the Finished Goods Value is less than (y) the
Finished Goods Cost Basis less the FG Escrow Amount, then the FG Escrow Amount shall be paid to Buyer from the Escrow Account and the amount, if any, by which the Finished Goods Cost Basis exceeds the sum of the Finished Goods Value plus the FG Escrow Amount shall be paid to Buyer by Seller by wire transfer.

	Section 2.6.	Payment of Packaging Materials Value.

		(a)	Escrow Deposit and Initial Payment.  Within five days
after the determination of the Packaging Materials Cost Basis:

		(i)	If the Packaging Materials Cost Basis is greater than
the Estimated Packaging Materials Value, then such excess shall be referred to as the "PM Overage Amount" and:

			(A)	If the PM Overage Amount is greater than 15% of
the Packaging Materials Cost Basis (the "PM Escrow Amount"), Buyer shall pay into the Escrow Account by wire transfer the PM Escrow Amount and shall pay to Seller by wire transfer the amount by which the PM Overage
Amount exceeds the PM Escrow Amount; or

			(B)	If the PM Overage Amount is less than the PM
Escrow Amount, Buyer shall pay into the Escrow Account by wire transfer the PM Overage Amount and Seller shall pay into the Escrow Account by wire transfer the amount by which the PM Escrow Amount exceeds the PM Overage Amount; or

			(C)	If the PM Overage Amount equals the PM Escrow
Amount, Buyer shall pay into the Escrow Account by wire transfer the PM Escrow Amount.

		(ii)	If the Packaging Materials Cost Basis is less than the
Estimated Packaging Materials Value, Seller shall pay into the Escrow
Account by wire transfer the PM Escrow Amount and shall pay to Buyer by wire transfer the amount by which the Estimated Packaging Materials Value exceeds the Packaging Materials Cost Basis.

		(iii)	If the Packaging Materials Cost Basis equals the
Estimated Packaging Materials Value, Seller shall pay into the Escrow Account by wire transfer the PM Escrow Amount.

		(b)	Delivery of Packaging Materials Statement.  No later
than January 15, 2000, Buyer shall deliver to Seller a statement (the "Packaging Materials Statement") setting forth the cost basis (based on the Packaging Materials Cost Basis) of the Packaging Materials Inventory used by Buyer up to and including December 31, 1999 (such amount being hereinafter referred to as the "Packaging Materials Value").

		(c)	Dispute Resolution.  Within thirty (30) days after
receipt of the Packaging Materials Statement from Buyer, Seller shall inform Buyer whether Seller has any exceptions to the Packaging Materials Value. During such thirty-day period, Seller shall have the right to communicate with and to do on-site review of the work papers and other documents prepared by Buyer in connection with the Packaging Materials Statement and Seller's employees and agents shall have access to employees of Buyer and to all relevant books and records to the extent reasonably required in order to complete their review. Unless Seller delivers to Buyer within such thirty-day period a notice specifying in reasonable detail any such exceptions, the Packaging Materials Value shall be conclusive and binding on the parties hereto. If Seller delivers to Buyer a notice setting forth any such exceptions within such thirty-day period, Seller and Buyer shall promptly endeavor to resolve the matters set forth in such notice, and if Seller and Buyer fail to reach an agreement with respect to such matters on or before the fifteenth day after receipt by Buyer of such notice from Seller, then, as to any matters in dispute, Seller and Buyer shall refer such matter to the Accountants, and the Accountants shall promptly make an independent determination of such matters as to which disagreement remains, which determination shall be conclusive and binding on the parties hereto (and the Packaging Materials Value shall be deemed to have been adjusted to reflect such determination) and, as so adjusted, shall constitute the Packaging Materials Value. The expenses of the Accountants shall be paid 50% by Seller and 50% by Buyer.

		(d)	Disbursements from Escrow and Final Payments.  Within
five days of the determination of the Packaging Materials Value:

		(i)	if (x) the Packaging Materials Value is greater than
(y) the Packaging Materials Cost Basis less the PM Escrow Amount, then the amount of such excess shall be referred to as the "PM Value Excess" and:

			(A)	if the PM Value Excess is greater than or equal
to the PM Escrow Amount, the PM Escrow Amount shall be paid to Seller from the Escrow Account; or

			(B)	if the PM Value Excess is less than the PM
Escrow Amount, the PM Value Excess shall be paid to Seller from the Escrow Account and the amount by which the PM Escrow Amount exceeds the PM Value Excess shall be paid to Buyer from the Escrow Account.

		(ii)	if (x) the Packaging Materials Value is less than (y)
the Packaging Materials Cost Basis less the PM Escrow Amount, then the PM Escrow Amount shall be paid to Buyer from the Escrow Account and the amount, if any, by which the Packaging Materials Cost Basis exceeds the sum of the Packaging Materials Value plus the PM Escrow Amount shall be paid to Buyer by Seller by wire transfer.

	Section 2.7.	Other Matters Regarding Inventory.

		(a)	Seller shall destroy the Obsolete Packaging Materials
Inventory.  Seller shall have the right to sell the Obsolete Finished
Goods Inventory; provided, however, Seller shall not sell the Obsolete Finished Goods Inventory to customers of Seller or in packaging containing the name of any customers of Seller.

		(b)	To the extent Buyer requires any items included in the
Packaging Materials Inventory or the Finished Goods Inventory, Buyer shall first satisfy such requirements from the Packaging Materials
Inventory or the Finished Goods Inventory; provided, that, with respect to the Finished Goods Inventory, such Finished Goods Inventory is of a saleable quality and, with respect to the Packaging Materials Inventory, such Packaging Materials Inventory is useable in the ordinary course of business. Upon reasonable notice, Seller shall have the right to enter Buyer's premises during normal business hours to inventory the Packaging Materials Inventory and the Finished Goods Inventory. On a quarterly basis, Buyer shall provide Seller with a report setting forth its usage of the Packaging Materials Inventory and the Finished Goods Inventory.

		(c)	Within thirty (30) days after the final determination
of the Finished Goods Value, Seller shall have the right to remove and sell any Finished Goods Inventory not included in the Finished Goods
Value; provided, however, Seller shall not sell such Finished Goods
Inventory to customers of Seller or in packaging containing the name of any customers of Seller. Within thirty (30) days of the final determination of the Packaging Materials Value, Seller shall have the right to remove and destroy any Packaging Materials Inventory not included in the Packaging Materials Value. To the extent Buyer does not make available to Seller any such Finished Goods Inventory or Packaging Materials Inventory for removal, Buyer shall pay to Seller the cost basis of such unavailable Inventory.

	Section 2.8.	Green Coffee Purchase Commitments.

		(a)	Delivery of Green Coffee Statement.  Within twenty (20)
days of the Closing Date, Seller shall deliver to Buyer a statement (the
"Green Coffee Statement") setting forth a detailed calculation of:
(i) the aggregate purchase price (the "Fixed Green Coffee Price") for the green coffee as set forth in the Green Coffee Purchase Commitments having fixed purchase prices (but not including any Green Coffee Purchase
Commitments which relate to green coffee which is accounted for as Other Inventory for the purposes of calculating the Other Inventory Value) and
(ii) the aggregate purchase price (the "Market Green Coffee Price") for the same quantity, quality and month of delivery of the green coffee which is the subject of such Green Coffee Purchase Commitments, calculated based on the market price as of the Closing Date.

		(b)	Dispute Resolution.  Within thirty (30) days after
receipt of the Green Coffee Statement from Seller, Buyer shall inform Seller whether Buyer has any exceptions to the Green Coffee Statement. During such thirty-day period, Buyer shall have the right to review the documents prepared by Seller in connection with the Green Coffee
Statement and Buyer's employees and agents shall have access to employees of Seller and to all relevant books and records to the extent reasonably required in order to complete their review. Unless Buyer delivers to Seller within such thirty-day period a notice specifying in reasonable detail any such exceptions, the Fixed Green Coffee Price and the Market Green Coffee Price shall be conclusive and binding on the parties hereto.
 If Buyer delivers to Seller a notice setting forth any such exceptions within such thirty-day period, Buyer and Seller shall promptly endeavor to resolve the matters set forth in such notice, and if Buyer and Seller fail to reach an agreement with respect to such matters on or before the fifteenth day after receipt by Seller of such notice from Buyer, then, as to any matters in dispute, Buyer and Seller shall refer such matter to the Accountants, and the Accountants shall promptly make an independent determination of such matters as to which disagreement remains, which determination shall be conclusive and binding on the parties hereto (and the Fixed Green Coffee Price and the Market Green Coffee Price shall be deemed to have been adjusted to reflect such determination) and, as so adjusted, shall constitute the Fixed Green Coffee Price and the Market Green Coffee Price. The expenses of any such accounting firm shall be paid by 50% by Buyer and 50% by Seller.

		(c)	Within five days after the determination of the Fixed
Green Coffee Price and the Market Green Coffee Price:

		(i)	if the Fixed Green Coffee Price is greater than the sum
of the Market Green Coffee Price plus $100,000 (the "Adjusted MGC
Price"), Seller shall pay to Buyer by wire transfer the amount of such difference; or

		(ii)	if the Fixed Green Coffee Price is less than the
Adjusted MGC Price, Buyer shall pay to Seller by wire transfer the amount of such difference.

		The Other Inventory payment, if any, to be made pursuant to
Section 2.4 shall be netted against the payment, if any, to be made pursuant to this Section 2.8(c).

	Section 2.9.	Calculation of Sysco Consideration and Price
Adjustment.

		(a)	Pre-Closing Sysco Volume.  Within thirty (30) days of
the Closing Date, Seller shall prepare and deliver to Buyer a schedule setting forth the monthly average volume of coffee (excluding Chef's
Blend) measured in pounds purchased by Sysco in the twelve (12) month period ending on June 30, 1998 ("Pre-Closing Sysco Volume"). Seller shall provide Buyer and its representatives with all documentation and books and records reasonably necessary for Buyer to verify the Pre-
Closing Sysco Volume. To the extent Buyer disagrees with Seller's proposed Pre-Closing Sysco Volume, it shall notify Seller in writing within ten (10) days of receipt of such proposed Pre-Closing Sysco Volume and, thereafter, Seller and Buyer shall cooperate to reach agreement as to the amount of the Pre-Closing Sysco Volume. If Seller and Buyer cannot agree upon the Pre-Closing Sysco Volume, the matter shall be referred to the Accountants for resolution. Buyer, on the one hand, and Seller, on the other hand, shall bear the fees and expenses of the Accountants equally. The determination of the Pre-Closing Sysco Volume by the Accountants shall be final and binding on Seller and Buyer.

		(b)	Post-Closing Sysco Volume.  No later than January 15,
2000, Buyer shall prepare and deliver to Seller a schedule setting forth the monthly average volume of coffee (excluding Chef's Blend) measured in pounds purchased by Sysco for the twelve (12) month period commencing
January 1, 1999 ("Post-Closing Sysco Volume") and the amount of the
Equipment Program Adjustment (as defined in Section 2.9(d)). Buyer shall provide Seller and its representatives with all documentation and books and records reasonable necessary for Seller to verify the Post-Closing
Sysco Volume and the Equipment Program Adjustment. To the extent Seller disagrees with Buyer's proposed Post-Closing Sysco Volume or Equipment Program Adjustment, it shall notify Buyer in writing within ten days of receipt of such statement and, thereafter, Buyer and Seller shall cooperate to reach agreement as to the amount of the Post-Closing Sysco Volume and the Equipment Program Adjustment. If Buyer and Seller cannot agree upon the Post-Closing Sysco Volume or Equipment Program Adjustment, the matter shall be referred to the Accountants for resolution. Buyer, on the one hand, and Seller on the other hand, shall bear the fees and expenses of the Accountants equally. The determination of the Post-
Closing Sysco Volume and the Equipment Program Adjustment by the
Accountants shall be final and binding on Buyer and Seller.

		(c)	Sysco Consideration and Price Adjustment.  If the Post-
Closing Sysco Volume is at least eighty-five percent (85%) of the Pre-
Closing Sysco Volume, Buyer, within five (5) days of the final determination of the Post-Closing Sysco Volume in accordance with Section 2.9(b) above, shall pay Seller Seven Hundred and Fifty Thousand Dollars ($750,000) (the "Sysco Consideration"). If the Post-Closing Sysco Volume is less than eighty-five percent of the Pre-Closing Sysco Volume, then for each one percent (1%) of the Post-Closing Sysco Volume less than eighty-five percent (85%) of the Pre-Closing Sysco Volume, the Sysco Consideration will be reduced by fifteen thousand dollars ($15,000), and Buyer shall pay to Seller the Sysco Consideration, as may be adjusted as set forth in this Section 2.9(c), within five (5) days of such final determination. The calculation of the Sysco Consideration shall be made in accordance with the example calculation set forth in Schedule 2.9(c).

		(d)	Sysco Equipment Program.  The amount due the Seller in
Section 2.9(c) will be reduced (but not below zero) by the cost of any new equipment or spare parts purchased, or equipment services provided, all consistent with the past practices of Seller during the twelve (12) month period ending June 30, 1998, for those Sysco houses set forth on
Schedule 2.9(d) (for which Seller is supplying equipment, equipment services and spare parts as of the Closing Date) by Buyer during the period from the Closing Date to December 31, 1999, offset by the aggregate of all up charges for any equipment in the Sysco pricing during such period (the "Equipment Program Adjustment").


ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF SELLER

	Seller hereby represents, warrants and covenants to Buyer that:

	Section 3.1.	Organization; Good Standing.  Seller is an Illinois
limited partnership duly organized, validly existing and in good standing under the laws of the State of Illinois and has all requisite power and authority to own, lease and operate its assets, properties and business and to carry on its business as now being conducted. Seller is duly qualified or otherwise authorized to transact business in each jurisdiction where the failure to so qualify would have a material adverse effect on the Business Unit ("Material Adverse Effect"). The jurisdictions in which the Seller is qualified with respect to the operations of the Business Unit are set forth on Schedule 3.1.

	Section 3.2.	Authorization.  Seller has the requisite power and
authority to execute, deliver and perform its obligations under this Agreement and the Transaction Documents to which it is a party. The execution and delivery of this Agreement and the Transaction Documents to which it is a party, the performance by Seller of its obligations hereunder and thereunder and the consummation by Seller of the transactions contemplated hereby and thereby have been duly authorized by all necessary action on the part of the Seller and no other proceedings on the part of Seller are necessary. This Agreement and the Transaction Documents to which Seller is a party have been duly executed and delivered by Seller and constitute the legal, valid and binding obligation of Seller, enforceable against it in accordance with their respective terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the rights of creditors generally and the availability of equitable remedies.

	Section 3.3.	Transaction Not a Breach.  Except as set forth on
Schedule 3.3, neither the execution and delivery of this Agreement or the Transaction Documents by Buyer nor the performance by Buyer of the transactions contemplated hereby or thereby will:

		(a)	(i) violate or conflict with or result in a breach of
any provision of any law, statute, rule, regulation, order, permit, judgement, injunction, decree or other decision (collectively "Rules") of any court or other tribunal or any governmental entity or agency binding on Seller or (ii) conflict with or result in the breach of any of the terms, conditions or provisions thereof;

		(b)	constitute a default under the certificate of limited
partnership or limited partnership agreement of Seller, or, of any Material Contract listed or required to be listed on Schedule 3.7;

		(c)	constitute an event which would permit any party to
terminate, or accelerate the maturity of any indebtedness or other obligation under, any Material Contract listed or required to be listed on Schedule 3.7;

		(d)	result in the creation or imposition of any Lien upon
the Assets; or

		(e)	require any authorization, consent, approval, exemption
or other action by or notice to any court or administrative or governmental body.

	Section 3.4.	No Brokers or Finders.  Other than J.H. Chapman,
L.L.C., the fees and expenses of which shall be borne by Seller, Seller has not retained any broker or finder, made any statement or representation to any Person which would entitle such Person to, or agreed to pay, any broker's, finder's or similar fees or commissions in connection with the transactions contemplated by this Agreement.

	Section 3.5.	Absence of Changes or Events.  Except as set forth on
Schedule 3.5, since December 31, 1997 Seller has operated the Business
Unit in the ordinary course of business.

	Section 3.6.	Personal Property.  Seller has good and valid title,
free and clear of all Liens except for Permitted Liens, to the Assets.
THE ASSETS (OTHER THAN INVENTORY) BEING SOLD TO BUYER HEREUNDER ARE BEING SOLD ON AN "AS-IS" BASIS AND SELLER HEREBY DISCLAIMS ANY AND ALL REPRESENTATIONS AND WARRANTIES REGARDING THE FITNESS OR CONDITION OF THE ASSETS (OTHER THAN INVENTORY), INCLUDING, WITHOUT LIMITATION, ANY
WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE OR WARRANTY OF
MERCHANTABILITY. Except as set forth on Schedule 3.6, none of the personal property of Seller is held under any lease, security agreement, conditional sales contract or other title retention or security arrangement, or is located other than at 511 Lake Zurich Road, Barrington, Illinois.

	Section 3.7.	Contracts.  Schedule 3.7 is a correct and complete list
of every material written contract, agreement, relationship or commitment, and, to the actual knowledge of Seller, every material oral contract, commitment, agreement or relationship, relating to the Business
Unit to which Seller is a party (and which, to the actual knowledge of Seller, is in effect) or by which Seller is bound (the "Material
Contracts"), correct and complete copies of which previously have been furnished to Buyer. Except as set forth on Schedule 3.7, Seller is not in default, and no event has occurred which with the giving of notice or the passage of time or both would constitute a default by Seller, under any Material Contract or any other obligation owed by Seller, which default would, either individually or together with such other defaults have a Material Adverse Effect, and, to the actual knowledge of Seller, no event has occurred which with the giving of notice or the passage of time or both would constitute such a default by any other party to any such Material Contract or obligation. Except as set forth on Schedule
3.7(a), no consent is required to assign any Material Contract to Buyer
(all such consents being hereinafter called "Required Consents") and (b) the assignment of any Material Contract to Buyer will not (i) result in the automatic termination of such Material Contract, (ii) result in the automatic amendment of any of the terms of such Material Contract or
(iii) give rise to a right of any party to unilaterally amend the terms of, renegotiate the terms of, or terminate any such Material Contract.

	Section 3.8.	Compliance with Applicable Laws.  Seller is not in
violation of any Rules in connection with the conduct, ownership, use, occupancy or operation of the Business Unit or the Assets, nor has Seller received notice (written or oral) of any such violation, which violation would have a Material Adverse Affect.

	Section 3.9.	Licenses and Permits.  Seller holds all permits,
licenses and approvals of governmental authorities and agencies necessary for the current conduct, ownership, use, occupancy or operation of the Business Unit or the Assets. Seller is in compliance in all material respects with such permits, licenses and approvals, all of which are in full force and effect, and Seller has not received any notices (written or oral) to the contrary; all of such permits, licenses and approvals being set forth on Schedule 3.9.

	Section 3.10.	Health, Safety and Environment.

		(a)	Compliance with Environmental and Safety Requirements.
 To the actual  knowledge of Seller, except as set forth on Schedule
3.10, it is in compliance with all applicable federal, state and local laws, rules, regulations, ordinances and requirements relating to public health and safety, worker health and safety and pollution and protection of the environment, all as amended or hereafter amended ("Environmental and Safety Requirements"), with respect to which Seller's failure to comply would have a Material Adverse Effect.

		(b)	No Hazardous Wastes.  Except as set forth in Schedule
3.10 and to the actual knowledge of Seller, Seller has never generated, transported, treated, stored, or disposed of any Hazardous Wastes at any site, location or facility other than in material compliance with Environmental and Safety Requirements and, to Seller's actual knowledge,
(i) no such Hazardous Wastes are present on, in or under any real property owned or used by Seller, and (ii) such property does not contain (including without limitation, containment by means of any underground storage tank) any Hazardous Waste.

		(c)	No Actions or Proceedings.  Seller has not been subject
to, or received any notice (written or oral) of any private, administrative or judicial action, or any notice (written or oral) of any intended private, administrative, or judicial action relating to the presence or alleged presence of Hazardous Wastes in, under or upon any real property owned or used by Seller, and other than as set forth on
Schedule 3.10, to the actual knowledge of Seller, (i) there is no reasonable basis for any such notice or action; and (ii) there are no pending or threatened actions or proceedings (or notices of potential actions or proceedings) from any governmental agency or any other entity regarding any matter relating to health, safety or protection of the environment.

	Section 3.11.	Employee Benefit Plans.  Correct and complete
copies of all employee benefit plans of Seller relating to the employees of the Business Unit previously have been furnished to Buyer and, to the actual knowledge of Seller, such employee benefit plans are in substantial compliance with governing documents and agreements and with applicable laws.

	Section 3.12.	Litigation.  Except as set forth in Schedule
3.12, there is no suit, action, proceeding, claim, order, arbitration or investigation, either administrative or judicial, pending or, to the actual knowledge of Seller, threatened against any of Seller (or pending or, to the actual knowledge of Seller, threatened against any of the current or former officers, directors or employees of any of Seller) with respect to the Business Unit or the Assets, which if adversely determined could reasonably be expected to have a Material Adverse Effect, before any court, or before any governmental department, commission, board, agency, or instrumentality. Seller, in connection with or relating to the Assets or the Business Unit, (i) is not subject to any judgment, order or decree of any court or governmental agency; (ii) has not received any opinion or memorandum or legal advice from legal counsel to the effect that it is exposed from a legal standpoint, to any liability which may be material to its business; and (iii) is not engaged in any legal action to recover monies due it or for damages sustained by it.

	Section 3.13.	Products.  Schedule 3.13 contains a list of all
products presently manufactured or sold by Seller in the operation of the Business Unit. None of the products manufactured or sold by Seller has in the past five years been recalled by Seller or, to the best of Seller's actual knowledge, by any distributor, dealer or other independent agent.

	Section 3.14.	Intellectual Property.  The Intellectual
Property contains all material patents, patent rights, patent applications, licenses, trademarks, trademark applications, tradenames, copyrights and similar rights currently used in the Business Unit.

	Section 3.15.	Customer; Suppliers; Adverse Conditions.  Except
as set forth on Schedule 3.15, there has not, since January 1, 1998, been any termination or cancellation of the business relationship of Seller with any of the major customers or major suppliers of the Business Unit.

	Section 3.16.	Warranties.  All of Seller's standard warranties
and service policies covering the products sold by the Business Unit which are in force as of the date hereof are set forth in Schedule 3.16.

	Section 3.17.	Labor.  Seller is in material compliance with
all applicable laws respecting employment and employment practices, terms and conditions of employment, occupational safety and health, and wages and hours (except where the failure to be in compliance would not have a Material Adverse Effect) and Seller has not received any written notice that it has failed to comply in any respect with any such laws. Seller has not engaged in any unfair labor practice. There is no unfair labor practice complaint against Seller pending before the National Labor Relations Board or, to the best of Seller's actual knowledge, threatened.
 There is no labor strike, dispute, slowdown or stoppage, actual, pending or, to the best of Seller's actual knowledge, threatened, against or affecting Seller. To the best of Seller's actual knowledge, there are no charges, claims, lawsuits or proceedings by or on behalf of any of its employees, whether threatened or pending, asserting any violation of any federal, state or local law regarding civil rights, equal employment opportunity, fair employment practices, or discrimination or harassment based on any legally protected status, or asserting any other dispute, tort or cause of action related to or growing out of the employment relationship or asserted contractual relationship of Seller and any employee (except for unemployment compensation claims or medical claims).
 The Seller is not a party to any collective bargaining agreement with any union or other representative of employees and no question concerning representation exists with regard to any group of employees of Seller.

	Section 3.18.	Financial Statements.  A copy of the audited
financial statements for the Seller, as of and for the period ended December 27, 1997 (the "Audited Financial Statements"), is included in
Schedule 3.18. Except as specified in Schedule 3.18, the Audited Financial Statements were prepared using generally accepted accounting principles ("GAAP") consistently applied, and present fairly the financial position of Seller as of December 31, 1997, and the results of operations, and cash flows for the period then ended. A copy of the unaudited financial statements for the Business Unit as of and for the period ended December 27, 1997 and as of and for the period ended
March 31, 1998 (the "Business Unit Financials") are included in
Schedule 3.18. Seller has advised Buyer and Buyer acknowledges that the Business Unit Financials have not been compiled, reviewed, certified or audited by any independent Person or accounting firm. The Business Unit Financials are based on Seller's management's reasonable estimates as to the allocation of overhead and other shared expenses among Seller's other business units. Except as specified in Schedule 3.18, the Business Unit Financials were prepared in accordance with GAAP consistently applied and present fairly in all material respects the results of operations for the year ended December 27, 1997 and the three months ended March 31, 1998.

	Section 3.19.	Inventory.  Except for Inventory that is
accorded no value pursuant to the application of Schedule 2.3(b),
Section 2.5 or Section 2.6 hereto, all Inventory will be merchantable and of a quality and quantity usable or salable by Buyer in its operations of the Business Unit in the ordinary course

	Section 3.20.	Disclosure.  The parties agree that any item
disclosed in any Schedule to this Agreement shall be deemed to have been disclosed on all Schedules to this Agreement wherein such disclosure may have been required.


ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF BUYER

	Buyer hereby represents, warrants and covenants to Seller that:

	Section 4.1.	Company Organization.  Buyer is a corporation duly
organized validly existing under the laws of the State of New York.
Buyer has the power and authority to own all of its properties and assets and to conduct its business, except where the failure to have such power would not have a material adverse effect on its business.

	Section 4.2.	Authorization.  The execution and delivery of this
Agreement and the Transaction Documents to which Buyer is a party, the performance by Buyer of its obligations hereunder and thereunder and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action and no other act or proceeding on the part of Buyer is necessary. Buyer has full power and authority to enter into, execute and deliver this Agreement and the Transaction Documents to which Buyer is a party and to perform its obligations hereunder and thereunder. Assuming the due authorization, execution and delivery hereof by Seller, this Agreement and the Transaction Documents to which Buyer is a party constitute the valid and legally binding obligations of Buyer, enforceable in accordance with their terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting the rights of creditors generally, and the availability of equitable remedies.

	Section 4.3.	Transaction Not a Breach.  Neither the execution and
delivery of this Agreement and the Transaction Documents by Buyer nor the performance by Buyer of the transactions contemplated hereby or thereby will:

		(a)	to the actual knowledge of Buyer (i) violate or
conflict with or result in a breach of any provision of any Rules of any court or other tribunal or any governmental entity or agency binding on Buyer or its properties, or (ii) conflict with or result in the breach of any of the terms, conditions or provisions thereof;

		(b)	constitute a default under the charter documents or the
by-laws of Buyer, or, to Buyer's actual knowledge, of any material contract, agreement, indenture or instrument to which Buyer is a party or by which it is bound;

		(c)	constitute an event which would permit any party to
terminate, or accelerate the maturity of any indebtedness or other obligation under, material contract, agreement, indenture or instrument to which Buyer is a party or by which it is bound;

		(d)	require any authorization, consent, approval, exemption
or other action by or notice to any court or administrative or governmental body.

	Section 4.4.	No Brokers or Finders.  Buyer has not retained any
broker or finder, made any statement or representation to any Person which would entitle such Person to, or agreed to pay, any broker's, finder's or similar fees or commissions in connection with the transactions contemplated by this Agreement.


ARTICLE 5
CLOSING

	Section 5.1.	Closing.   The transactions that are the subject of
this Agreement shall be consummated at a closing (the "Closing"), which shall be held at the offices of Katten Muchin & Zavis, 525 West Monroe Street, Suite 1600, Chicago, Illinois, contemporaneously with the execution of this Agreement by the parties hereto (the "Closing Date").
The Closing shall be deemed effective at the close of Seller's business on the day immediately preceding the Closing Date.

	Section 5.2.	Deliveries by Seller.  At the Closing, Seller shall
deliver or cause to be delivered to Buyer:

		(a)	Duly executed instruments of transfer and assignment,
including, without limitation, bills of sale and assignments in form and substance reasonably satisfactory to Buyer and its counsel, sufficient to vest in Buyer valid title to all of Seller's right, title and interest in and to the Assets, free and clear of all Liens except for Permitted
Liens.

		(b)	Intentionally Omitted.

		(c)	Non-Competition Agreement.  The rights of Seller in and
to a three (3) year non-competition agreement between Pfingsten
Investment Partnership I, L.P. and Anthony J. Rebello, a copy of which is annexed hereto as Exhibit A, shall be assigned to Buyer.

		(d)	Resolutions.  A copy of the requisite consent under the
limited partnership agreement of Seller, certified by the general partner of Seller as having been duly and validly adopted and in full force and effect authorizing execution and delivery of this Agreement and the performance by Seller of the transactions contemplated hereby.

		(e)	Certificate of Existence.  A certificate of existence,
dated within ten (10) days of the Closing Date, by the Secretary of State of Illinois as to Seller.

		(f)	Transition Agreement.  A transition services agreement
substantially in the form of Exhibit B attached hereto (the "Transition Agreement") duly executed by an authorized officer of Seller.

		(g)	Consents.  All approvals and/or consents required to
transfer the Assumed Contracts to Buyer.

		(h)	Lockbox Assignment.  The agreements necessary to
transfer to Buyer thirty (30) days after the Closing Date the lockbox located at LaSalle National Bank into which Seller's accounts receivable relating to the Business Unit are deposited (the "Lockbox Documents").

		(i)	Escrow Agreement.  The Escrow Agreement dated the date
hereof among Buyer, Seller and American National Bank and Trust Company of Chicago, as escrow agent (the "Escrow Agreement"), duly executed by the Seller.

		(j)	Legal Opinion.  A favorable opinion of Katten Muchin &
Zavis, counsel to Seller, addressed to Buyer dated the Closing Date and in form reasonably satisfactory to Buyer and its counsel.

		(k)	Other.  Such other instruments and documents as Buyer
shall have reasonably requested.

	Section 5.3.	Deliveries by Buyer.  At the Closing, Buyer shall
deliver to Seller:

		(a)	Wire Transfer.  A federal funds wire transfer(s) of the
Cash Portion of the 	Purchase Price in accordance with Section 2.2.

		(b)	Assumption Agreement.  An assumption agreement in form
and substance 	reasonably satisfactory to Seller, executed by Buyer,
pursuant to which Buyer assumes 	the Assumed Liabilities as of the
Closing.

		(c)	Resolutions.  A copy of a resolution of the Board of
Directors of Buyer, certified by the assistant secretary of Buyer as having been duly and validly adopted and in full force and effect authorizing execution and delivery of this Agreement and the performance by Buyer of the transactions contemplated hereby.

		(d)	Good Standing Certificate.  A certificate of good
standing, dated within 	ten (10) days of the Closing Date, with respect
to Buyer issued by the Secretary of State 	of New York.

		(e)	Transition Agreement.  The Transition Agreement duly
executed by an authorized officer of Buyer.

		(f)	Escrow Agreement.  The Escrow Agreement duly executed
by the Buyer.

		(g)	Legal Opinion.  A favorable opinion of Morse, Zelnick,
Rose & Lander, LLP, counsel to Buyer, addressed to Seller, dated the Closing Date and in form reasonably satisfactory to Seller and its counsel.

		(h)	Other.  Such other instruments and documents as Seller
shall have reasonably requested.


ARTICLE 6
INDEMNIFICATION

	Section 6.1.	Indemnification by Seller.  From and after the Closing,
Seller agrees to indemnify, defend and save Buyer and its officers, directors, affiliates, employees and agents (each, a "Buyer Indemnified Party"), harmless from and against, and to promptly pay to a Buyer
Indemnified Party or reimburse a Buyer Indemnified Party for, any and all liabilities, obligations, deficiencies, demands, claims, suits, actions, or causes of action, assessments, losses, costs, expenses, interest, fines, penalties, actual or punitive damages or costs or expenses of any and all investigations, proceedings, judgments, environmental analyses, remediations, settlements and compromises (including reasonable fees and expenses of attorneys, accountants and other experts) (individually and collectively, the "Losses") sustained or incurred by any Buyer
Indemnified Party relating to, resulting from, arising out of or otherwise by virtue of any of the following:

		(a)	any misrepresentation or breach of a representation or
warranty made herein by Seller, or non-compliance with or breach by Seller of any of the covenants or
	agreements contained in this Agreement or the Transaction Documents to be performed by Seller;

		(b)	any liability or obligation arising out of or in
connection with the operation of the Business Unit prior to the Closing Date, except for the Assumed Liabilities;

		(c)	the failure of Seller to discharge any liability or
obligation of Seller which has not been specifically assumed by Buyer pursuant to this Agreement.

		(d)	the assertion or recovery against Buyer of any
liability under any "bulk sales" or similar law or statute relating to the transfer of the Assets hereunder; and

		(e)	any claim for payment of fees and/or expenses as a
broker or finder in connection with the origin, negotiation, execution or consummation of this Agreement based upon any alleged agreement between the claimant and Seller, including any fees owed to J.H. Chapman, L.L.C.

	Section 6.2.	Indemnification by Buyer.  From and after the Closing,
Buyer agrees to indemnify, defend and save Seller and its partners, officers, affiliates, employees and agents (each, a "Seller Indemnified Party") forever harmless from and against, and to promptly pay to a Seller Indemnified Party or reimburse a Seller Indemnified Party for, any and all Losses sustained or incurred by any Seller Indemnified Party relating to, resulting from, arising out of or otherwise by virtue of any of the following:

		(a)	any misrepresentation or breach of a representation or
warranty made herein by Buyer, or non-compliance with or breach by Buyer of any of the covenants or agreements contained in this Agreement or the Transaction Documents to be performed by Buyer or any of their affiliates
(or the successors or assigns of any of them);

		(b)	the assertion or recovery against such Seller
Indemnified Party of any liability for Buyer's failure to pay the Assumed Liabilities;

		(c)	the assertion or recovery against any Seller
Indemnified Party of any liability or obligation of Buyer arising out of or in connection with the Buyer's operation of the Business Unit from and after the Closing Date, and

		(d)	any Losses relating to or arising from Buyer's
negligence in the removal of the Equipment from Seller's premises; and

		(e)	any claim for payment of fees and/or expenses as a
broker or finder in connection with the origin, negotiation, execution or consummation of this Agreement based upon any alleged agreement between the claimant and Buyer.

	Section 6.3.	Indemnification Procedure for Third Party Claims.

		(a)	In the event that subsequent to the Closing any Person
entitled to indemnification under this Agreement (an "Indemnified Party") asserts a claim for indemnification or receives notice of the assertion of any claim or of the commencement of any action or proceeding by any Person who is not a party to this Agreement or an affiliate of a party to this Agreement (including, but not limited to any domestic or foreign court or governmental authority, federal, state or local) (a "Third Party Claim") against such Indemnified Party, against which a party to this Agreement is required to provide indemnification under this Agreement (an "Indemnifying Party"), the Indemnified Party shall promptly give written notice together with a statement of any available information regarding such claim to the Indemnifying Party within fifteen (15) days after learning of such claim (or within such shorter time as may be necessary to give the Indemnifying Party a reasonable opportunity to respond to such claim). The Indemnifying Party shall have the right, upon written notice to the Indemnified Party (the "Defense Notice") within thirty days
(30) after receipt from the Indemnified Party of notice of such claim, which notice by the Indemnifying Party shall specify the counsel it will appoint to defend such claim ("Defense Counsel"), to conduct at its expense the defense against such claim in its own name, or if necessary in the name of the Indemnified Party.

		(b)	In the event that the Indemnifying Party shall fail to
give the Defense Notice, it shall be deemed to have elected not to conduct the defense of the subject claim, and in such event the Indemnified Party shall have the right to conduct such defense in good faith and to compromise and settle the claim without prior consent of the Indemnifying Party and the Indemnifying Party will be liable for all costs, expenses, settlement amounts or other Losses paid or incurred in connection therewith.

		(c)	In the event that the Indemnifying Party does deliver a
Defense Notice and thereby elects to conduct the defense of the subject
Third Party Claim, the Indemnified Party will cooperate with and make available to the Indemnifying Party such assistance and materials as it may reasonably request, all at the expense of the Indemnifying Party, and the Indemnified Party shall have the right at its expense to participate in the defense assisted by counsel of its own choosing. Without the prior written consent of the Indemnified Party, the Indemnifying Party will not enter into any settlement of any Third Party Claim or cease to defend against such claim, if pursuant to or as a result of such settlement or cessation, (i) injunctive or other equitable relief would be imposed against the Indemnified Party, or (ii) such settlement or cessation would lead to liability or create any financial or other obligation on the part of the Indemnified Party for which the Indemnified
Party is not entitled to indemnification hereunder. If a firm decision is made to settle a Third Party Claim, which offer the Indemnifying Party is not permitted to settle under this Section 6.3 without the consent of the Indemnified Party, and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party will give written notice to the Indemnified Party to that effect. If the Indemnified Party fails to consent to such firm offer within 10 calendar days after its receipt of such notice, the Indemnified Party may continue to contest or defend such Third Party Claim and, in such event, the maximum liability of the Indemnifying Party as to such Third Party Claim will not exceed the amount of such settlement offer, plus costs and expenses paid or incurred by the Indemnified Party up to the point such notice had been delivered.
 Except as provided in Section 6.3(b) hereof, if an Indemnified Party settles any Third Party Claim without the prior written consent of the Indemnifying Party, the Indemnifying Party shall have no obligation to indemnify the Indemnified Party under this Article 6 with respect to such Third Party Claim.

		(d)	Notwithstanding Section 6.3(a) hereof, if, after
receipt of a Defense Notice, any Third Party Claim seeks an injunction or other equitable relief, which, if successful, could reasonably be expected to materially interfere with the business, operations, assets, condition (financial or otherwise) of the Business Unit then, and in such event, Buyer shall have the right to control the defense or settlement of any such Third Party Claim. If Buyer should so elect to exercise such right, Buyer shall pay the reasonable legal expenses associated with such defense and the Indemnifying Party shall have the right at its sole expense to participate in, but not control, the defense or settlement of such Third Party Claim. No settlement of any such Third Party Claim may be made without the consent of the Indemnifying Party which consent may not be unreasonably withheld.

		(e)	Any judgment entered or settlement agreed upon in the
manner provided herein shall be binding upon the Indemnifying Party, and shall conclusively be deemed to be an obligation with respect to which the Indemnified Party is entitled to prompt indemnification hereunder, subject to the Indemnifying Party's right to appeal an appealable judgment or order.

	Section 6.4.	Failure to Give Timely Notice.  A failure by an
Indemnified Party to give timely, complete or accurate notice as provided in Section 6.3 will not affect the rights or obligations of any party hereunder except and only to the extent that, as a result of such failure, any party entitled to receive such notice was deprived of its right to recover any payment under its applicable insurance coverage or was otherwise damaged as a result of such failure to give timely notice.

	Section 6.5.	Certain Limitations on Remedies.

		(a)	Notwithstanding anything to the contrary set forth in
this Agreement (but subject to the proviso set forth in this sentence), Seller shall not be liable hereunder to Buyer as a result of any misrepresentation in any of the representations or warranties of Seller set forth in this Agreement (or in any Schedule hereto), except to the extent that the Losses incurred by the subject party as a result of such misrepresentations shall exceed in the aggregate $75,000 (the "Basket Exclusion"), and then only to the extent of such excess; provided however, that the Basket Exclusion shall not apply to any breach of the representations and warranties contained in Section 3.6. Notwithstanding the foregoing, when determining whether the Basket Exclusion has been satisfied, Losses relating to misrepresentations in any of the representations or warranties of Seller set forth in this Agreement (or any Schedule hereto) shall be measured without regard to any materiality qualifiers included in such representations or warranties.

		(b)	Except as set forth in Section 6.6, the aggregate
amount required to be paid by Seller under this Article 6 shall not exceed $5,000,000.

		(c)	Except as set forth in Section 6.6, the indemnification
provided for in this Article 6 shall be the sole and exclusive remedy and recourse for any and all claims relating to or arising out of any breach of this Agreement or the Transaction Documents or any obligation hereunder or thereunder by any party.

		(d)	Except as set forth in Section 6.6, any indemnification
claim by Buyer or any Buyer Indemnified Party pursuant to Section 6.1 and
Section 6.2 must be asserted by written notice of a claim on or prior to the date which is twelve (12) months after the Closing Date; provided that claims based on breaches of Section 3.6, 7.1(d), 7.2 or 7.4 shall survive until the expiration of the applicable statute of limitations.

		(e)	With respect to any Losses paid by an Indemnifying
Party, the Indemnified Party shall assign or otherwise cooperate with the Indemnifying Party to pursue any claims against or otherwise recover such Losses from any other person or entity.

		(f)	Any Indemnified Party shall use reasonable efforts to
collect the proceeds of any insurance which would have the effect of reducing a Losses (in which case such proceeds shall reduce such Losses) and, if indemnification payments have been received prior to the collection of such proceeds, shall remit to the Indemnifying Party or Parties the amount of such proceeds (net of the cost of collection thereof) to the extent of indemnification payments received in respect of such Losses.

		(g)	Any payment made to Buyer under this Article 6 shall be
treated as a reduction of the Purchase Price.

	Section 6.6.	Fraud.  In the case of fraud by any party in connection
with the transactions contemplated hereby, all other parties shall have all remedies available at law and at equity without giving effect to any of the limitations set forth in Sections 6.5(b), (c) or (d) above.

	Section 6.7.	No Set-Off.  Buyer agrees that it shall not have the
right to set-off any indemnification claims it may have under this
Article 6 against any amounts due and owing by Buyer to Seller under any other provisions of this Agreement or under the Transition Agreement; provided, however, Buyer shall have the right to set-off any good faith indemnification claims against the Sysco Consideration. The amount of any such set-off to the Sysco Consideration shall be deposited by Buyer into an interest bearing escrow (with an escrow agent and pursuant to an escrow agreement mutually acceptable to Buyer and Seller) pending resolution of such claims.


ARTICLE 7
OTHER AGREEMENTS

	Section 7.1.	Employees.

		(a)	Employment Offers.  Buyer shall offer employment, under
terms and conditions acceptable to Buyer, as of the Closing Date to certain employees of Seller involved in the Business Unit set forth on
Schedule 7.1. The employees of Seller who accept such offer shall be and become employees of Buyer effective as of the Closing Date ("Transferred Employees").

		(b)	Credit for Past Service.  Buyer shall, with respect to
the Transferred Employees, treat the employment with Seller as service with Buyer only for purposes of eligibility to participate in and vesting under its pension plan, and for no other purpose.

		(c)	Health Insurance.  Buyer will allow Transferred
Employees to join Buyer's medical and dental plan provided such Transferred Employees are covered under Seller's medical and dental plan on the Closing Date, and in connection therewith Buyer shall, with respect to such Transferred Employees (and their covered dependents), (a) waive any waiting period, (b) waive any exclusion or limitation for pre-existing conditions, and (c) grant credit for purposes of annual deductibles and out of pocket expenses for amounts incurred under Seller's plan.

		(d)	WARN.  Seller shall make any filings and shall deliver
any notices required in connection with the transactions contemplated hereby under the Workers Adjustment, Retraining and Notification Act
("WARN"), or any similar state law so that Buyer shall have no liability under WARN as a result of the transactions contemplated hereby.

	Section 7.2.	Noncompetition.

		(a)	To effectively protect the value of the Assets and the
goodwill of the Business Unit so transferred, and to induce Buyer to consummate the transactions contemplated hereby, Seller and Pfingsten Partners, L.L.C. ("Pfingsten") covenant and agree that, for a period ending on the third anniversary of the Closing Date (the "Term") neither Seller nor Pfingsten nor any affiliate of Seller or Pfingsten will (i) in the entire United States (including without limitation, in the case of California, the counties set forth on Schedule 7.2 hereto), compete
(directly or indirectly) with the Buyer in the business of manufacturing, selling or distributing coffee, cappuccino, hot cocoa and leaf tea (the "Restricted Business"); and, in particular, they will not in competition with the Restricted Business (A) solicit or deal with any supplier of the Restricted Business, (B) solicit or deal with any customer of the Restricted Business, or (C) directly or indirectly, own, manage, operate, finance, join, control or participate in the ownership, management, operation, financing or control of, or be connected as a director, officer, employee, partner, consultant or agent with, any business in competition with the Restricted Business; or (ii) solicit for employment any of the Transferred Employees (provided, however, Buyer agrees that Pfingsten or its affiliates may solicit for employment Fred Gillette and/or Scott Greziak). In the event that the provisions of this Section 7.2(a) should ever be deemed to exceed the time or geographic limitations or any other limitations permitted by applicable laws, then such provisions shall be deemed reformed to the maximum permitted by applicable laws. Seller and Pfingsten specifically acknowledge and agree that (x) the foregoing covenant is an essential element of this Agreement and that, but for the agreement of Seller and Pfingsten to comply with such covenant, Buyer would not have entered into this Agreement; (y) the remedy at law for any breach of the foregoing covenant will be inadequate; and (z) Buyer, in addition to any other relief available to it, shall be entitled to temporary and permanent injunctive relief in the event Seller, Pfingsten or any affiliate of Seller or Pfingsten violates the provisions of this Section 7.2(a).

		(b)	Nothing contained in this Section 7.2 shall prevent
Seller or Pfingsten from (i) owning not more than five percent (5%) of the publicly traded equity securities of any competing enterprise (so long as they, individually or together, have no power to manage, operate, advise, consult with or control the competing enterprise and no power, alone or in conjunction with other affiliated parties, to select a director, general partner, or similar governing official of the competing enterprise), or (ii) acquiring the assets or capital stock or other equity interests of any Person (having revenues of at least $20,000,000 for its most recent fiscal year as disclosed on its financial statements for such fiscal year) engaged in the Restricted Business if such business accounted for less than 5% of the revenues of such Person for the most recently completed fiscal year of such Person.

		(c)	Seller and Pfingsten acknowledge that the foregoing
restrictions placed upon them are necessary and reasonable in scope and duration to adequately protect Buyer's interest and the goodwill of Buyer, and are material inducement to Buyer to execute, deliver and perform its obligations arising under or pursuant to the transactions contemplated by this Agreement or the Transaction Documents.

	Section 7.3.	Assignment of Confidentiality Agreements.    As of the
Closing, Seller hereby assigns to Buyer all of Seller's rights under the Confidentiality Agreements as described on Schedule 7.3.

	Section 7.4.	Collection of Accounts Receivable.  On a weekly basis,
Seller agrees to pay to Buyer any payments on Buyer's accounts receivable remitted to Seller. On a weekly basis, Buyer agrees to pay to Seller any payment on Seller's accounts receivable remitted to Buyer. With respect to any accounts receivable payments received by either Buyer or Seller relating to customers common to both Buyer and Seller, if the documentation relating to such accounts receivable payment does not specify whether the payment relates to Seller's invoice or Buyer's invoice, the party receiving such payment shall notify the other party and such payment shall not be utilized by the recipient thereof until the application thereof has been mutually agreed to by Buyer and Seller.
Buyer and Seller shall provide each other with reasonable access to their respective books and records for the purposes of reconciling the accounts receivable relating to the Business Unit. On the date that is thirty
(30) days after the Closing Date, pursuant to the Lockbox Documents, Seller shall assign to Buyer the lockbox located at LaSalle National Bank into which Seller's accounts receivable relating to the Business Unit are deposited. Notwithstanding anything herein to the contrary, Buyer and Seller acknowledge and agree that all accounts receivable of the Business
Unit as of the Closing (except for the Sysco Equipment Lease Receivables) are being retained by Seller as an Excluded Asset. Seller hereby grants to Buyer a limited power of attorney to endorse any checks payable to Seller which are received by Buyer and specifically relate solely to an account receivable of Buyer.


ARTICLE 8
MISCELLANEOUS

	Section 8.1.	Notices.  All notices, reports, records or other
communications that are required or permitted to be given to the parties under this Agreement shall be sufficient in all respects if given in writing and delivered in person, by confirmed telecopy, by overnight courier or by registered or certified mail, postage prepaid, return receipt requested, to the receiving party at the following address:

	If to Seller:	c/o Pfingsten Partners, L.P.
		520 Lake Cook Road, Suite 375
		Deerfield, Illinois 60015
		Facsimile:  (847) 374-9150
		Attention:  John H. Underwood

	with a copy to:	Katten Muchin & Zavis
		525 West Monroe Street, Suite 1600
		Chicago, Illinois 60661-3693
		Facsimile:  (312) 902-1061
		Attention:  Julie A. Kunetka, Esq.

	If to Buyer:	Chock Full O' Nuts Corporation
		370 Lexington Avenue
		New York, New York 10017
		Facsimile:  (212) 679-9737
		Attention:  Howard M. Leitner

	with a copy to:	Morse, Zelnick, Rose & Lander, LLP
		450 Park Avenue
		New York, New York 10022
		Facsimile:  (212) 838-9190
					Attention:  George Lander, Esq.

or such other address as such party may have given to the other parties by notice pursuant to this Section 8.1. Notice shall be deemed given on
(i) the date such notice is personally delivered, (ii) three (3) days after the mailing if sent by Certified or Registered Mail, (iii) one (1) day after the date of delivery to the overnight courier if sent by overnight courier, or (iv) the next succeeding day after transmission by facsimile.

	Section 8.2.	General Definitions.  For the purposes of this
Agreement, the following terms have the meaning set forth below:

		"Affiliate" with respect to any party, any Person directly or indirectly controlling, controlled by, or under common control with such party, and any officer, director or executive employee of such party and includes any past or present Affiliate of any such Person.

		"Environmental and Safety Requirements" means all federal, state and local laws, rules, regulations, ordinances, orders, statutes, actions, policies and requirements relating to public health and safety, worker health and safety, pollution or protection of the environment, all as amended or hereafter amended.

		"Hazardous Materials" means (i) hazardous materials, hazardous substances, extremely hazardous substances, hazardous wastes, infectious wastes, acute hazardous wastes, toxic substances, toxic contaminants or pollutants, as those terms are defined by the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. ? 9601 et seq. ("CERCLA"), the Resource Conservation and Recovery Act, 42 U.S.C. ? 6901 et seq. ("RCRA"), and any other Environmental and Safety Requirements; (ii) petroleum, including crude oil or any fraction thereof that is liquid at standard conditions of temperature and pressure (60 degrees Fahrenheit and 14.7 pounds per square inch absolute); (iii) any radioactive material, including any source, special nuclear, or by-product material as defined in 42 U.S.C. ? 2011 et seq.; (iv) asbestos in any form or condition; and (v) any substance that contains regulated levels of polychlorinated biphenyls.

		"Permitted Liens" means (i) Liens for taxes not yet due and payable or which are being contested in good faith and by appropriate proceedings, (ii) statutory Liens of landlords for amounts not yet due and payable, (iii) Liens of carriers, warehousemen, mechanics and materialmen incurred in the ordinary course of business for amounts not yet due and payable.

		"Person" means any individual, sole proprietorship, partnership, limited liability company, joint venture, trust, unincorporated association, corporation or other entity or any Governmental Authority.

	Section 8.3.	Entire Agreement.  The Schedule and Exhibits attached
to this Agreement shall be deemed to be an integral part of this Agreement. This Agreement and the Transaction Documents set forth the entire understanding of the parties with respect to the subject matter hereof and thereof, and may be modified only by instruments signed by the parties.

	Section 8.4.	Counterparts.  This Agreement may be executed in
counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

	Section 8.5.	Third Parties.  Nothing in this Agreement, express or
implied, is intended to confer any right or remedy under or by reason of this Agreement on any Person other than the parties hereto and their respective heirs, representatives, successors and assigns, nor is anything set forth herein intended to affect or discharge the obligation or liability of any third persons to any party to this Agreement, nor shall any provision give any third party any right of subrogation or action over against any party to this Agreement.

	Section 8.6.	Expenses.  Each of the parties shall pay all costs and
expenses incurred or to be incurred by it in negotiating and preparing this Agreement and in closing and carrying out the transactions contemplated by hereunder and thereunder including without limitation legal and accounting fees and expenses. Each party shall be solely responsible for any broker fees incurred by such party in connection with the transactions contemplated by this Agreement and the Transaction
Documents.

	Section 8.7.	Waiver.  No failure of any party hereto to exercise any
right or remedy given such party under this Agreement or otherwise available to such party or to insist upon strict compliance by any other
Party with its obligations hereunder, and no custom or practice of the parties in variance with the terms hereof, shall constitute a waiver of any party's right to demand exact compliance with the terms hereof, unless such waiver is set forth in writing and executed by such party.

	Section 8.8.	Survival.  Unless a specified period is set forth in
this Agreement and in the Transaction Documents (in which event such specified period will control), all covenants contained in this Agreement will survive the Closing and remain in effect indefinitely.

	Section 8.9.	Governing Law.  This Agreement shall be construed and
governed in accordance with the internal laws of the State of New York without regard to the principles of conflict of laws.

	Section 8.10.	Assignments.  No party may assign its rights or
delegate its obligations hereunder without the consent of the other party. Subject to the foregoing, this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns.

	Section 8.11.	Headings.  The subject headings of Articles,
Sections and sub-Sections of this Agreement are included for purposes of convenience only and shall not affect the construction or interpretation of any of its provisions.

	Section 8.12.	Construction.  Where specific language is used
to clarify by example a general statement contained herein, such specific language shall not be deemed to modify, limit or restrict in any manner the construction of the general statement to which it relates. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party.

	Section 8.13.	Public Announcements.  Prior to and after the
Closing, the parties will not issue or cause the publication of any press release or other public announcement with respect to this Agreement or the transactions contemplated hereby without the prior consent of the other party, which consent will not be unreasonably withheld or delayed; provided, however, that nothing herein will prohibit any party from issuing or causing publication of any such press release or public announcement to the extent that such party determines such action to be required by law, in which case the party making such determination will, if practicable in the circumstances, use reasonable efforts to allow the other party reasonable time to comment on such release or announcement in advance of its issuance. To the extent feasible, all press releases or other announcements or notices regarding the transactions contemplated by this Agreement shall be made jointly by the parties.


[signature page to follow]

	IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

						SELLER:

						PARK, L.P.


						By:Pfingsten Investment Partnership
I, L.P.
						Its:  General Partner

						By:Pfingsten Acquisition Corporation
I
						Its:  General Partner


						By:

						Its:



						BUYER:

						CHOCK FULL O' NUTS CORPORATION

						By:

						Its:








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GLOSSARY OF DEFINED TERMS (cont'd)















809443.12
03703-1-2